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Filed Pursuant to rule: 424(B)(3)
File Number: 333-108557

Subject to Completion
Preliminary Prospectus Supplement dated January 14, 2004

PROSPECTUS SUPPLEMENT (To Prospectus dated October 21, 2003)

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Shares

Depositary Shares
Each Representing 1/10th of a      % Series K
Cumulative Redeemable Preferred Share
(Par Value $0.01 Per Share)
(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

        We are a self-administered and self-managed real estate investment trust. We are offering and selling our depositary shares, each of which represents a 1/10th interest in a Series K Preferred Share, which we have deposited with American Stock Transfer & Trust Company, as depositary. We will receive the proceeds from the sale of the depositary shares. As a holder of a depositary share, you will be entitled to proportional rights and preferences as if you held 1/10th of a Series K Preferred Share.

        Distributions on the Series K Preferred Shares represented by the depositary shares will be cumulative from the date of original issue and payable quarterly, beginning on or about May 15, 2004, at the rate of        % of the liquidation preference per annum, or $            per Series K Preferred Share (equal to $            per annum per depositary share).

        The Series K Preferred Shares and the depositary shares representing the Series K Preferred Shares are not redeemable until February     , 2009, after which date we may redeem such shares at a redemption price of $250.00 per Series K Preferred Share (equal to $25.00 per depositary share), plus any accrued and unpaid dividends through the date of redemption. The Series K Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed.

        We intend to file an application to list the depositary shares on the New York Stock Exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public offering price	$25.00	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        The underwriters may also purchase up to an additional            depositary shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

        The underwriters expect to deliver the depositary shares in book-entry form through the facilities of The Depository Trust Company on or about February     , 2004 against payment therefor in immediately available funds.

Joint Book-Running Managers

Merrill Lynch & Co.	Morgan Stanley
Legg Mason Wood Walker Incorporated
UBS Investment Bank
Wachovia Securities

The date of this prospectus supplement is January     , 2004.

Prospectus Supplement

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates on the front of this prospectus supplement or the accompanying prospectus.

        Duke Realty Corporation is an Indiana corporation. Our principal offices are located at 600 East 96th Street, Suite 100, Indianapolis, IN 46240 and our telephone number at that address is (317) 808-6000. Our website is located at http://www.dukerealty.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

        All references to "Duke" in this prospectus supplement mean Duke Realty Corporation and all entities owned or controlled by Duke Realty Corporation, except where it is made clear that the term means only Duke Realty Corporation.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus includes and incorporates by reference forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

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  Our anticipated future acquisition and development strategies;

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  Tax risks, including our continued qualification as a real estate investment trust;

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  The limited geographic diversification of our real estate portfolio; and

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  General real estate investment risks, including local market conditions and rental rates, competition for tenants, tenant defaults, possible environmental liabilities and financing risks.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and discussed in or incorporated by reference in the accompanying prospectus may not occur.

SUMMARY OF OFFERING

Securities Offered	depositary shares each representing 1/10th of a % Series K Cumulative Redeemable Preferred Share.
Distributions
Holders of the Series K Preferred Shares will be entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of % of the liquidation preference per annum (equivalent to $ per annum per depositary share). Distributions on the Series K Preferred Shares represented by the depositary shares will accrue and be cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of each February, May, August and November or, if not a business day, the next business day. The first distribution on the Series K Preferred Shares represented by the depositary shares, which will be paid on or about May 15, 2004, will be for less than a full quarter.
Liquidation Preference
$250.00 per share (equivalent to $25.00 per depositary share), plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of common stock or any other capital shares that rank junior to the Series K Preferred Shares as to liquidation rights.
Optional Redemption
The Series K Preferred Shares are not redeemable prior to February , 2009. On and after February , 2009, at our option upon not less than 30 nor more than 60 days' written notice, we may redeem the Series K Preferred Shares (and the depositary will redeem the number of depositary shares representing the Series K Preferred Shares so redeemed upon not less than 30 days' written notice to their holders), in whole or in part, at any time or from time to time, at a redemption price of $250.00 per share (equivalent to $25.00 per depositary share), plus all accrued and unpaid distributions thereon to the date fixed for redemption (except in certain limited circumstances), without interest, to the extent we have funds legally available.
Ranking
The Series K Preferred Shares will rank senior to our common stock, and equally with all other outstanding preferred stock, with respect to payment of distributions or amounts upon our liquidation, dissolution or winding up.

Voting Rights
Holders of Series K Preferred Shares will not have any voting rights, except as set forth below or as otherwise required by law. In any matter in which the Series K Preferred Shares are entitled to vote (as described herein or as may be required by law), each Series K Preferred Share will be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). The holder of each Series K Preferred Share may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per Series K Preferred Share). As a result, each depositary share will be entitled to one vote. If distributions on the Series K Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the depositary shares representing the Series K Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until all distribution arrearages have been paid.
Restrictions on Transfer
For information regarding restrictions on transfer of the Series K Preferred Shares and related depositary shares, see "Description of Preferred Stock—Restrictions on Ownership" in the accompanying prospectus.
Listing
We intend to file an application to list the depositary shares on the New York Stock Exchange. If the application is approved, trading of the depositary shares on the New York Stock Exchange is expected to begin within a 30-day period after the date of initial delivery of the depositary shares. The Series K Preferred Shares will not be listed, and we do not expect that there will be any trading market for the Series K Preferred Shares except as represented by depositary shares.
Form
The depositary shares will be represented by one global security that will be deposited with and registered in the name of The Depository Trust Company or its nominee, except under limited circumstances described in this prospectus supplement.
Conversion	The Series K Preferred Shares are not convertible into or exchangeable for any other property or securities of Duke.
Use of Proceeds
We expect to receive net proceeds from the sale of the depositary shares of approximately $ million, after deducting commissions, discounts and offering expenses and assuming the underwriters do not exercise their over-allotment option. We intend to use the net proceeds to reduce the outstanding balance on our unsecured line of credit, repurchase or redeem other outstanding preferred stock and for general corporate purposes.

        The following information may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as the documents incorporated by reference in the prospectus before making an investment decision. Unless indicated otherwise, the information contained in this prospectus supplement is presented as of September 30, 2003.

DUKE REALTY CORPORATION

        We are a self-administered and self-managed real estate investment trust (a "REIT") that began operations through a related entity in 1972. As of September 30, 2003, we:

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  Owned or controlled 924 industrial, office and retail properties (including properties under development), consisting of approximately 110 million square feet located in 13 operating platforms; and

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  Owned or controlled more than 3,900 acres of land with an estimated future development potential of approximately 62 million square feet of industrial, office and retail properties.

        We provide the following services for our properties and for certain properties owned by third parties:

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  leasing;

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  management;

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  construction;

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  development; and

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  other tenant-related services.

        We are one of the largest real estate companies in the United States with a concentration of operations in the Midwest and the Southeast. We believe that the Midwest and the Southeast complement each other and together offer relatively strong and stable economies compared to other regions of the United States and provide significant growth potential as a result of their established manufacturing base, skilled work force and moderate labor costs.

        We directly or indirectly hold all of the interests in our properties and land and conduct all of our operations through Duke Realty Limited Partnership, which we refer to as the "Operating Partnership." We control the Operating Partnership as its sole general partner and owned, as of September 30, 2003, approximately 90% of the Operating Partnership's common units. Holders of common units in the Operating Partnership (other than us) may exchange them for our common stock on a one for one basis. When common units are exchanged for common stock, our percentage interest in the Operating Partnership increases.

        Our properties have a diverse and stable base of more than 4,000 tenants. Many of the tenants are Fortune 500 companies and engage in a wide variety of businesses, including manufacturing, retailing, wholesale trade, distribution, and professional services. No single tenant accounts for more than 2% of our total gross effective rent (computed using the average annual rental property revenue over the terms of the respective leases including landlord operating expense allowances but excluding additional rent due as operating expense reimbursements).

USE OF PROCEEDS

        We expect to receive net proceeds from the sale of the depositary shares of approximately $         million, after deducting commissions, discounts and offering expenses and assuming the underwriters do not exercise their over-allotment option. We intend to use the net proceeds to reduce the outstanding balance on our unsecured line of credit, repurchase or redeem other outstanding preferred stock and for general corporate purposes. Our unsecured line of credit had an aggregate of $385 million outstanding as of September 30, 2003, bearing interest at LIBOR plus .65%, and matures in February 2004.

CONCURRENT OPERATING PARTNERSHIP OFFERING

        On January 13, 2004, the Operating Partnership executed an underwriting agreement to sell $125 million principal amount of 3.35% notes due 2008. The Operating Partnership's offering is expected to close on January 16, 2004. The Operating Partnership intends to use the net proceeds from the offering to repay amounts outstanding under the line of credit. The closing of our offering of depositary shares is not conditioned upon the closing of the Operating Partnership's offering, nor is the closing of the Operating Partnership's offering conditioned upon the closing of our offering.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        Our ratio of earnings to combined fixed charges and preferred stock dividends was 1.76x for the nine months ended September 30, 2003. For purposes of computing this ratio, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) before gains or losses on property sales. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

        For information on the ratios of earnings to fixed charges for prior years, see "Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends" in the accompanying prospectus.

DESCRIPTION OF THE SERIES K PREFERRED SHARES
AND DEPOSITARY SHARES

        This description of the particular terms of the Series K Preferred Shares and the depositary shares supplements, and to the extent inconsistent replaces, the description of the general terms and provisions of the Preferred Stock and Depositary Shares set forth in the accompanying prospectus, which you should consult for further information.

General

        We are authorized to issue up to 5,000,000 preferred shares, $.01 par value per share, in one or more series, with such designations, powers, preferences, rights, qualifications, limitations or restrictions as Indiana law and our board of directors may determine by adoption of an applicable amendment to our Amended and Restated Articles of Incorporation, without any further vote or action by our shareholders. See "Description of Preferred Stock—Terms" in the accompanying prospectus.

        Prior to the completion of the offering, we will adopt an amendment specifying a series of preferred shares consisting of up to            shares, designated        % Series K Cumulative Redeemable Preferred Shares. The following summary of the terms and provisions of the Series K Preferred Shares is not complete and is qualified in its entirety by reference to the pertinent sections of the amendment designating the Series K Preferred Shares, which is available from us.

        The transfer agent, registrar and dividends disbursing agent for the Series K Preferred Shares will be American Stock Transfer & Trust Company.

        Each depositary share represents a 1/10 fractional interest in a Series K Preferred Share. The Series K Preferred Shares will be deposited with American Stock Transfer & Trust Company, as depositary, under a deposit agreement that we will enter into with the depositary. The depositary will issue depositary receipts that will evidence the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary receipt evidencing a depositary share will be entitled to all the rights and preferences of a 1/10 fractional interest in a Series K Preferred Share (including distribution, voting, redemption and liquidation rights and preferences). See "Description of Depositary Shares" in the accompanying prospectus.

        We intend to file an application to list the depositary shares on the New York Stock Exchange. If the application is approved, trading of the depositary shares on the New York Stock Exchange is expected to begin within a 30-day period after the date of initial delivery of the depositary shares. See "Underwriting." The Series K Preferred Shares will not be listed, and we do not expect that there will be any trading market for the Series K Preferred Shares except as represented by depositary shares.

Ranking

        The Series K Preferred Shares will rank senior to our common stock, and equally with all other outstanding preferred stock, with respect to payment of distributions or amounts upon our liquidation, dissolution or winding up.

Distributions

        Holders of the Series K Preferred Shares will be entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of        % of the liquidation preference per annum (equivalent to $            per annum per depositary share). Distributions on the Series K Preferred Shares represented by the depositary shares will accrue and be cumulative from the date of original issue and will be payable quarterly in arrears on the 15th day of each February, May, August and November or, if not a business day, the next business day. The first distribution on the Series K Preferred Shares represented by the depositary shares, which will be paid on or about May 15, 2004, will be for less than a full quarter. That distribution and any distribution payable on the Series K Preferred Shares for any other partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable record date designated by our board of directors for the payment of distributions that is not more than 30 nor less than 10 days prior to such distribution payment date.

        No distributions on the Series K Preferred Shares will be authorized by our board of directors or be paid or set apart for payment at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach of or a default under such agreement, or if such authorization or payment is restricted or prohibited by law. Covenants in our revolving credit agreement provide generally that we may not pay distributions in excess of 90% of Funds From Operations in any Fiscal Year, all as defined in the particular agreement, but such covenants permit us, upon certain circumstances, to pay distributions in an amount necessary to maintain our qualification as a REIT. We do not believe that this provision has had or will have any adverse impact on our ability to pay distributions in respect of the Series K Preferred Shares or in the normal course of business to our shareholders in amounts necessary to maintain our qualification as a REIT.

        Notwithstanding the foregoing, distributions on the Series K Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series K Preferred Shares will not bear interest, and holders of the Series K Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. See "Description of Preferred Stock—Dividends" in the accompanying prospectus.

        The Operating Partnership will be required to make all required distributions on the Series K Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount on the Series K Preferred Shares) prior to any distribution of cash or assets to the holders of non-preferred units, except for distributions required to enable us to maintain our qualification as a REIT.

        Any distribution payment made on the Series K Preferred Shares will first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

        If, for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code), any portion of the dividends paid or made available for the year to holders of all classes of shares, then the portion of the dividends so designated that is allocable to the holders of Series K Preferred Shares will be the amount that the total dividends paid or made available to the holders of the Series K Preferred Shares for the year bears to the total dividends paid or made available for the year to holders of all classes of shares.

Liquidation Rights

        In the event of any liquidation, dissolution or winding up of our affairs, the holders of the Series K Preferred Shares are entitled to be paid out of our assets legally available for distribution to our shareholders liquidating distributions in cash or property at its fair market value as determined by our board of directors in the amount of a liquidation preference of $250.00 per share (equivalent to $25.00 per depositary share), plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of common stock or any other capital shares that rank junior to the Series K Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series K Preferred Shares will have no right or claim to any of our remaining assets. If we consolidate or merge with or into any other entity or we sell, lease, transfer or convey all or substantially all of our property or business, we will not be deemed to have liquidated, dissolved or wound up. For further information regarding the rights of the holders of the Series K Preferred Shares and related depositary shares upon our liquidation, dissolution or winding, see "Description of Preferred Stock—Liquidation Preference" and "Description of Depositary Shares—Liquidation Preference" in the accompanying prospectus.

Redemption By Duke

        The Series K Preferred Shares are not redeemable prior to February     , 2009. On and after February     , 2009, at our option upon not less than 30 nor more than 60 days' written notice, we may redeem the Series K Preferred Shares (and the depositary will redeem the number of depositary shares representing the Series K Preferred Shares so redeemed upon not less than 30 days' written notice to their holders), in whole or in part, at any time or from time to time, at a redemption price of $250.00 per share (equivalent to $25.00 per depositary share), plus all accrued and unpaid distributions thereon to the date fixed for redemption (except as provided below), without interest, to the extent we have funds legally available. Holders of depositary receipts evidencing depositary shares to be redeemed shall surrender such depositary receipts at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any depositary shares has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any depositary shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such depositary shares, such depositary shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If fewer than all of the outstanding depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method we determine to use. See "Description of Preferred Stock—Redemption" in the accompanying prospectus.

        Any notice of redemption will be mailed by the depositary, postage prepaid, not less than 30 nor more than 60 days' prior to the redemption date, addressed to the respective holders of record of the depositary receipts evidencing the depositary shares to be redeemed at their respective addresses as they appear on the share transfer records of the depositary. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Series K Preferred Shares or depositary shares except as to the holder to whom notice was defective or not given. Each notice shall state:

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  the redemption date;

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  the redemption price;

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  the number of Series K Preferred Shares to be redeemed (and the corresponding number of depositary shares);

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  the place or places where the depositary receipts evidencing the depositary shares are to be surrendered for payment of the redemption price; and

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  that distributions on the shares to be redeemed will cease to accrue on such redemption date.

If fewer than all the depositary shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of depositary shares to be redeemed from such holder.

        The holders of depositary receipts at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the depositary shares evidenced by such depositary receipts on the corresponding distribution payment date notwithstanding the redemption of the depositary shares between such distribution record date and the corresponding distribution payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series K Preferred Shares or depositary shares to be redeemed.

        The Series K Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under "Restrictions on Transfer" below).

Voting Rights

        Holders of Series K Preferred Shares will not have any voting rights, except as set forth below or as otherwise required by law.

        In any matter in which the Series K Preferred Shares are entitled to vote (as described herein or as may be required by law), including any action by written consent, each Series K Preferred Share will be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). The holder of each Series K Preferred Share may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per Series K Preferred Share). As a result, each depositary share will be entitled to one vote.

        If distributions on the Series K Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the depositary shares representing the Series K Preferred Shares (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until all distribution arrearages have been paid. For further information regarding the voting rights of the holders of the Series K Preferred Shares and related depositary shares, see "Description of Preferred Stock—Voting Rights" and "Description of Depositary Shares—Voting of the Preferred Stock" in the accompanying prospectus.

Conversion Rights

        The Series K Preferred Shares are not convertible into or exchangeable for any other property or securities of Duke.

Restrictions On Transfer

        For information regarding restrictions on transfer of the Series K Preferred Shares and related depositary shares, see "Description of Preferred Stock— Restrictions on Ownership" in the accompanying prospectus.

Book-Entry Only Issuance—The Depository Trust Company

        The depositary shares will be represented by one global security that will be deposited with and registered in the name of The Depository Trust Company ("DTC") or its nominee. This means that we will not issue certificates to you for the shares. One global security will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the shares. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States

Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant's accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

        DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

        When you purchase shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the shares on DTC's records. Since you actually own the shares, you are the beneficial owner and your ownership interest will only be recorded on the direct (or indirect) participants' records. DTC has no knowledge of your individual ownership of the depositary shares. DTC's records only show the identity of the direct participants and the amount of the shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

        We will wire dividend payments to DTC's nominee and we will treat DTC's nominee as the owner of the global security for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

        Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

        It is DTC's current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants's accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the shares held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC or us.

        Depositary shares represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

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  DTC is unwilling or unable to continue as depositary or if DTC ceases to be clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

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  We determine not to require all of the depositary shares to be represented by a global security.

If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the depositary shares at its corporate office.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion supplements and updates the discussion of material Federal income tax consequences applicable to distributions to shareholders and our election to be taxed as a REIT under the caption "Federal Income Tax Considerations" in the accompanying prospectus. Such discussion is based upon current law. The discussion does not address all tax considerations applicable to prospective investors, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. This discussion does not describe all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws.

        Each prospective purchaser is advised to consult with his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and sale of depositary shares representing Series K Preferred Stock, including the Federal, state and local tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

        A redemption of Series K Preferred Shares, and a consequent redemption of the depositary shares representing such Series K Preferred Shares, will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income tax rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange within the meaning of Section 302(b) of the Internal Revenue Code, rather than as a dividend, if it:

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  is "substantially disproportionate" with respect to the holder;

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  results in a "complete termination" of the holder's share interest in us; or

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  is "not essentially equivalent to a dividend" with respect to the holder.

        In determining whether any of these tests have been met, depositary shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as depositary shares actually owned by the holder, must generally be taken into account. If a particular holder of depositary shares owns (actually or constructively) no shares of our common stock, or an insubstantial percentage of the outstanding shares of our common stock, a redemption of depositary shares of that holder is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to any particular holder of depositary shares depends upon the facts and circumstances at the time that the determination must be made, prospective holders of depositary shares are advised to consult their own tax advisors to determine such tax treatment.

        If a redemption of depositary shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, such holder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits), and (ii) the holder's adjusted basis in the depositary shares for tax purposes. Such gain or loss will be capital gain or loss if the depositary shares have been held as a capital asset, and will be long-term gain or loss if such depositary shares have been held for more than one year.

        If a redemption of depositary shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed depositary shares for tax purposes will be transferred to the holder's remaining shares of our capital stock. If the holder owns no other shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely. None of these dividend distributions will be eligible for the dividends received deduction for corporate shareholders.

UNDERWRITING

        Subject to the terms and conditions contained in the terms agreement and related underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters named below has severally agreed to purchase from us, the respective number of depositary shares set forth after its name below. The obligations of the underwriters are subject to certain conditions. The underwriters must purchase all of the shares if they purchase any.

Underwriter	Number of Depositary Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Legg Mason Wood Walker, Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC

Total

        The underwriters have advised us that they propose initially to offer the depositary shares to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of $      per share. The underwriters may allow, and such dealers may reallow, a discount not in excess of $      to certain other dealers. After the offering, the public offering price, concession and discounts may be changed.

        We have granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus supplement, to purchase up to an aggregate of             additional depositary shares at the price to the public set forth on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the additional depositary shares which the number of depositary shares to be purchased by it shown in the foregoing table bears to the depositary shares offered by this prospectus supplement.

        The following table shows the per share and total public offering price, underwriting discount and proceeds, before expenses, to us. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase            additional depositary shares.

	Per Depositary Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

        We expect to incur expenses of approximately $              in connection with this offering.

        Until the distribution of the depositary shares is completed, certain rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase depositary shares. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the depositary shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the depositary shares.

        If the underwriters create a short position in the depositary shares in connection with this offering (i.e., if they sell more depositary shares than are set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing shares in the open market.

The underwriters may also elect to reduce any short position through the exercise of all or part of the over-allotment option described above.

        In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the depositary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

        We intend to file an application to list the depositary shares on the New York Stock Exchange. If the application is approved, trading of the depositary shares on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares prior to the commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the depositary shares, however, and if they begin to make a market may cease market-making activities at any time.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

        Certain of the underwriters and their affiliates from time to time provide investment banking and financial advisory services to us and have also acted as representatives of various other underwriters in connection with public offerings of our common stock, depositary shares and debt securities. In addition, affiliates of certain of the underwriters are participants in our unsecured line of credit to which a portion of the net proceeds of this offering are being applied. Accordingly, this offering is being conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

        We expect that delivery of the depositary shares will be made against payment therefore on or about the delivery date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares on or prior to the delivery date will be required, by virtue of the fact that the depositary shares initially will settle on or about February     , 2004, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

        The legality of the securities offered by this prospectus will be passed on for us by Alston & Bird LLP, Raleigh, North Carolina. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York. Clifford Chance US LLP also acts from time to time as counsel to us in matters unrelated to this offering.

PROSPECTUS

$1,170,748,000

DUKE REALTY CORPORATION

Common Stock, Preferred Stock and Depositary Shares

DUKE REALTY LIMITED PARTNERSHIP

Debt Securities

        This prospectus describes debt and equity securities that we may issue and sell at various times:

  •
  Our prospectus supplements will contain the specific terms of each issuance of debt or equity securities.

  •
  Duke Realty Corporation can issue common stock, preferred stock and depositary shares with a total offering price of up to $400,748,000 under this prospectus.

  •
  Duke Realty Limited Partnership can issue debt securities with a total offering price of up to $770,000,000 under this prospectus.

  •
  We may sell the debt and equity securities to or through underwriters, dealers or agents.

  •
  We may also sell debt and equity securities directly to investors.

        The common shares of Duke Realty Corporation are listed on the New York Stock Exchange under the trading symbol "DRE."

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the SEC before buying our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2003.

About this Prospectus	1
Duke and the Operating Partnership	1
Use of Proceeds	2
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2
Description of Debt Securities	3
Description of Preferred Stock	14
Description of Depositary Shares	20
Description of Common Stock	24
Federal Income Tax Considerations	27
Plan of Distribution	42
Legal Matters	43
Experts	43
Where You Can Find More Information	43

ABOUT THIS PROSPECTUS

        This prospectus is part of a shelf registration statement. Under this shelf registration statement, Duke Realty Corporation, which we refer to as "Duke," may sell any combination of common stock, preferred stock and depositary shares in one or more offerings for total proceeds of up to $400,748,000, and Duke Realty Limited Partnership, which we refer to as the "Operating Partnership," may sell debt securities of various terms in one or more offerings for total proceeds of up to $770,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may add, update or change information contained in this prospectus. Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

DUKE AND THE OPERATING PARTNERSHIP

        Duke is a self-administered and self-managed REIT. As of June 30, 2003, we:

  •
  owned or controlled 922 industrial, office and retail properties (including 14 properties under development), consisting of more than 109 million square feet located in 13 operating platforms; and

  •
  owned or controlled more than 4,000 acres of land with an estimated future development potential of more than 63 million square feet of industrial, office and retail properties.

        We provide the following services for our properties and for certain properties owned by third parties:

  •
  leasing;

  •
  management;

  •
  construction;

  •
  development; and

  •
  other tenant-related services.

        We are one of the largest real estate companies in the United States with a concentration of operations in the Midwest and the Southeast. We believe that the Midwest and the Southeast complement each other and together offer relatively strong and stable economies compared to other regions of the United States and provide significant growth potential as a result of their established manufacturing base, skilled work force and moderate labor costs.

        Duke directly or indirectly holds all of its interests in its properties and land and it conducts all of its operations through the Operating Partnership. Duke controls the Operating Partnership as its sole general partner and owned, as of June 30, 2003, approximately 90.2% of the Operating Partnership's common units. Holders of common units in the Operating Partnership (other than Duke) may exchange them for Duke common stock on a one for one basis. When common units are exchanged for common stock, Duke's percentage interest in the Operating Partnership increases.

        Duke is an Indiana corporation that was originally incorporated in the State of Delaware in 1985, and reincorporated in the State of Indiana in 1992. The Operating Partnership is an Indiana limited partnership that was originally formed in 1993. Our executive offices are located at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, and our telephone number is (317) 808-6000.

USE OF PROCEEDS

        As required by the terms of the partnership agreement of the Operating Partnership, Duke must invest the net proceeds of any sale of common stock, preferred stock or depositary shares in the Operating Partnership in exchange for additional common units or preferred units. Unless otherwise specified in the prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. These purposes may include the development and acquisition of additional rental properties and other acquisition transactions, the repayment of outstanding debt and improvements to properties in our portfolio.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

        The following table shows ratios of earnings to fixed charges for Duke and the Operating Partnership for the periods shown:

	Company	Operating Partnership
Six Months Ended June 30, 2003	2.13	2.17
Year Ended December 31, 2002	2.58	2.63
Year Ended December 31, 2001	2.74	2.80
Year Ended December 31, 2000	2.21	2.26
Year Ended December 31, 1999	2.47	2.51
Year Ended December 31, 1998	2.64	2.64

        The following table shows ratios of earnings to combined fixed charges and preferred stock dividends for Duke and the Operating Partnership for the periods shown:

	Duke	Operating Partnership
Six Months Ended June 30, 2003	1.71	1.69
Year Ended December 31, 2002	1.92	1.88
Year Ended December 31, 2001	1.98	1.94
Year Ended December 31, 2000	1.70	1.68
Year Ended December 31, 1999	1.79	1.77
Year Ended December 31, 1998	2.05	2.05

        For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations before gains or losses on property sales and (if applicable) minority interest in the Operating Partnership. Fixed charges consist (if applicable) of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs.

DESCRIPTION OF DEBT SECURITIES

        The Operating Partnership's debt securities will be issued under an indenture between the Operating Partnership and Bank One Trust Company, N.A. (formerly known as The First National Bank of Chicago), as trustee. The trustee's office is currently located at 14 Wall Street, Eighth Floor, New York, New York 10005. We have filed the indenture with the SEC. The Trust Indenture Act of 1939 governs the indenture. The following description summarizes only the material provisions of the indenture. Accordingly, you should read the indenture because it, and not this description, defines your rights as holders of debt securities issued by the Operating Partnership.

General

        The debt securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated debt of the Operating Partnership. The debt securities will be effectively subordinated to the prior claims of each secured mortgage lender to any specific property that secures such lender's mortgage.

        The Operating Partnership may issue debt securities in one or more series without limit as to aggregate principal amount. Duke can establish an issue of debt securities as sole general partner of the Operating Partnership by a resolution of its board of directors or by a supplemental indenture. All debt securities of one series need not be issued at the same time and a series may generally be reopened for additional issuances, without the consent of the holders of the debt securities of the series.

        The indenture provides that there may be more than one trustee, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be replaced with a successor trustee. Except as otherwise described in this prospectus, any action by a trustee may be taken only with respect to the debt securities for which it is trustee under the indenture.

        A prospectus supplement will describe the specific terms of any debt securities the Operating Partnership offers, including:

  •
  the title of the debt securities;

  •
  the aggregate principal amount of the debt securities;

  •
  the price at which the Operating Partnership will issue the debt securities;

  •
  the date on which the Operating Partnership will pay the principal of the debt securities;

  •
  the fixed or variable rate at which the debt securities will bear interest, or the method to determine the interest rate;

  •
  the basis upon which the Operating Partnership will calculate interest on the debt securities if other than a 360-day year of twelve 30-day months;

  •
  the timing and manner of making principal, interest and any premium payments on the debt securities;

  •
  the place where you may serve notices about the debt securities and the indenture, if other than as described in this prospectus;

  •
  the portion of the principal amount of the debt securities payable upon acceleration, if it is other than the full principal amount;

  •
  whether and under what conditions the Operating Partnership or the holders may redeem the debt securities;

  •
  any sinking fund or similar provisions;

  •
  the currency in which the Operating Partnership will pay principal, interest and any premium payments on the debt securities, if other than U.S. dollars;

  •
  the events of default or covenants of the debt securities, if they are different from or in addition to those described in this prospectus;

  •
  whether the Operating Partnership will issue the debt securities in certificated or book-entry form;

  •
  whether the Operating Partnership will issue the debt securities in registered or bearer form and their denominations if other than $1,000 for registered form or $5,000 for bearer form;

  •
  whether the defeasance and covenant defeasance provisions described in this prospectus apply to the debt securities or are different in any manner;

  •
  if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

  •
  whether and under what circumstances the Operating Partnership will pay additional amounts on the debt securities for any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem the debt securities instead of paying these amounts; and

  •
  any other terms of the debt securities.

        Some debt securities may provide for less than the entire principal amount to be payable upon acceleration of their maturity, which we refer to as "original issue discount securities." The prospectus supplement will describe any material federal income tax, accounting and other considerations applicable to any such original issue discount securities.

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the prospectus supplement, the Operating Partnership will issue debt securities in denominations of:

  •
  $1,000 if they are in registered form;

  •
  $5,000 if they are in bearer form; or

  •
  any denomination if they are in global form.

        Unless otherwise specified in the prospectus supplement, the principal, interest and any premium on debt securities will be payable at the corporate trust office of the trustee. However, the Operating Partnership may choose to pay interest by check mailed to the address of the registered holder or by wire transfer of funds to the holder at an account maintained within the United States. The Operating Partnership may change the paying agent or registrar for a series of debt securities without prior notice to the holders of the debt securities, and the Operating Partnership or any of its subsidiaries may act as paying agent or registrar.

        If any interest date or a maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date or such maturity date, as the case may be. For purposes of the indenture, a "business day" is any day, other than a Saturday or Sunday, on which banking institutions in New York City are open for business.

        Subject to limitations imposed upon debt securities issued in book-entry form, you may exchange debt securities for different denominations of the same series or surrender debt securities for transfer at the corporate trust office of the trustee. Every debt security surrendered for transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. The Operating Partnership will not require the holder to pay any service charge for any transfer or exchange, but the trustee or the Operating Partnership may require the holder to pay any applicable tax or other governmental charge.

        Neither the Operating Partnership nor the trustee is required to:

  •
  issue, transfer or exchange any debt security if the debt security may be among those selected for redemption during a 15-day period prior to the date of selection;

  •
  transfer or exchange any registered security selected for redemption in whole or in part, except, in the case of a registered security to be redeemed in part, the portion not to be redeemed;

  •
  exchange any bearer security selected for redemption except that the holder may exchange the bearer security for a registered security of that series if the holder simultaneously surrenders the registered security for redemption; or

  •
  issue, transfer or exchange any debt security that the holder surrenders for repayment.

Merger, Consolidation or Sale

        The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge into, any other entity, provided that:

  •
  the Operating Partnership is the continuing entity, or the successor entity formed by the transaction or which received the transfer of assets expressly assumes payment of the principal, interest and any premium on all the debt securities and the performance and observance of all of the covenants and conditions contained in the indenture;

  •
  immediately after giving effect to the transaction and treating any debt that becomes an obligation of the Operating Partnership or any subsidiary as a result of the transaction as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, would become an event of default, has occurred and is continuing; and

  •
  the Operating Partnership delivers to the trustee an officer's certificate and legal opinion covering these conditions.

        Except for the above restrictions, the indenture does not limit the ability of the Operating Partnership to incur debt or that would afford holders of the notes protection in the event of:

  •
  a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or Duke, or any affiliate of any such party;

  •
  a change of control; or

  •
  a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the debt securities.

        In addition, subject to the limitations on merger, consolidation or sale described above, the Operating Partnership may enter into transactions in the future, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's debt or substantially reduce or eliminate its assets, which may have an adverse effect on the Operating Partnership's ability to service its debt, including the debt securities.

Financial Covenants

        Limitations on Incurrence of Debt.    The Operating Partnership will not directly or indirectly incur any debt, other than subordinate intercompany debt, if, after giving effect to the incurrence of the additional debt, the aggregate principal amount of all outstanding debt of the Operating Partnership on a consolidated basis determined in accordance with GAAP is greater than 60% of its then-current total assets.

        The Operating Partnership will also not directly or indirectly incur any debt if the ratio of consolidated income available for debt service to the amount that is expensed for interest on debt for the four most recent fiscal quarters would have been less than 1.5 to 1.0 on a pro forma basis after giving effect to the incurrence of the debt and to the application of the proceeds from the debt. In making this calculation, we assume that:

  •
  the new debt and any other debt incurred by the Operating Partnership since the first day of the four-quarter period and the application of the proceeds from the new debt, including to refinance other debt, had occurred at the beginning of the period;

  •
  the repayment or retirement of any other debt by the Operating Partnership since the first day of the four-quarter period had been repaid or retired at the beginning of the period (except that the amount of debt under any revolving credit facility is computed based upon the average daily balance of that debt during the period);

  •
  the income earned on any increase in total assets since the end of the four-quarter period had been earned, on an annualized basis, during the period; and

  •
  in the case of any acquisition or disposition by the Operating Partnership of any assets since the first day of the four-quarter period, the acquisition or disposition or any related repayment of debt had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

        In addition, the Operating Partnership will not directly or indirectly incur any secured debt if, after giving effect to the incurrence of the additional secured debt, the aggregate principal amount of all outstanding secured debt of the Operating Partnership on a consolidated basis determined in accordance with GAAP is greater than 40% of its then-current total assets.

        Maintenance of Total Unencumbered Assets.    The Operating Partnership must maintain total unencumbered assets of at least 150% of the aggregate outstanding principal amount of all outstanding unsecured debt.

Operating Covenants

        Existence.    Except as described above under "—Merger, Consolidation or Sale," the Operating Partnership must preserve and keep in full force and effect its existence, rights and franchises. However, the Operating Partnership need not preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business and that its loss is not materially disadvantageous to the holders of the debt securities.

        Maintenance of Properties.    The Operating Partnership must maintain all of its material properties in good condition, repair and working order, supply all properties with all necessary equipment and make all necessary repairs, renewals, replacements and improvements so that we may properly and advantageously conduct our business at all times. However, the Operating Partnership may sell its properties for value in the ordinary course of business.

        Insurance.    The Operating Partnership must keep all of its insurable properties fully insured against loss or damage with financially sound and reputable insurance companies.

        Payment of Taxes and Other Claims.    The Operating Partnership must pay, before they become delinquent:

  •
  all taxes, assessments and governmental charges; and

  •
  all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon any property.

        However, the Operating Partnership is not required to pay any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

        Provision of Financial Information.    The Operating Partnership will provide the trustee and the holders of debt securities with copies of its annual reports and quarterly reports. The Operating Partnership will continue to file timely all annual, quarterly and other periodic reports with the SEC regardless of whether or not the securities laws require the Operating Partnership to do so.

Events of Default, Notice and Waiver

        The following are events of default with respect to any series of debt securities issued under the indenture:

  •
  default for 30 days in the payment of any installment of interest on any debt security of the series;

  •
  default in the payment of the principal or any premium on any debt security of the series at its maturity;

  •
  default in making any sinking fund payment as required for any debt security of the series;

  •
  default in the performance of any other covenant contained in the indenture, other than covenants that do not apply to the series, and the default continues for 60 days after notice;

  •
  default in the payment of an aggregate principal amount exceeding $5,000,000 of any recourse debt or any secured debt, if the default occurred after the expiration of any applicable grace period and resulted in the acceleration of the maturity of the debt, but only if such debt is not discharged or such acceleration is not rescinded or annulled;

  •
  bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any significant subsidiary or any of their respective property; and

  •
  any other event of default provided with respect to that particular series of debt securities.

        If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. If the debt securities of that series are original issue discount securities or indexed securities, the prospectus supplement will describe the portion of the principal amount required to make the declaration. If this happens and the Operating Partnership thereafter cures the default, the holders of at least a majority in principal amount of outstanding debt securities of that series can void the acceleration.

        The indenture also provides that the holders of at least a majority in principal amount of the outstanding debt securities of a series may waive any past default with respect to that series, except a default in payment or a default of a covenant or other indenture provision that can only be modified with the consent of the holder of each outstanding debt security affected.

        The indenture provides that no holders of any series may institute any judicial or other proceedings with respect to the indenture or for any remedy under the indenture, except in the case of failure of the trustee to act for 60 days after it has received a written request to institute proceedings for an event of default from the holders of at least 25% in principal amount of the outstanding debt securities of that series and an offer of indemnity reasonably satisfactory to it. However, this provision will not prevent any holder from instituting suit for the enforcement of any payment due on the debt securities.

        Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders, unless the holders offer to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of a series (or of all debt securities then outstanding under the indenture, if applicable) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. However, the trustee may refuse to follow any direction that:

  •
  is in conflict with any law or the indenture;

  •
  may subject the trustee to personal liability; or

  •
  may be unduly prejudicial to the holders not joining in the direction.

        The Operating Partnership must file annually with the trustee an officer's certificate certifying that no defaults have occurred under the indenture. The trustee must give notice to the holders of debt securities within 90 days of a default unless the default has been cured or waived. However, if the trustee considers it to be in the interest of the holders, the trustee may withhold notice of any default except a payment default.

Modification of the Indenture

        At least a majority in principal amount of all outstanding debt securities or series of outstanding debt securities affected by a modification or amendment of the indenture may modify or amend the indenture. However, holders of each of the debt securities affected by the modification must consent to modifications that have the following effects:

  •
  change the stated maturity of the principal, interest or premium on any debt security;

  •
  reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or adversely affect any right of repayment of the holder of any debt security;

  •
  change the place or currency for payment of principal, interest or premium on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security;

  •
  reduce the percentage of outstanding debt securities of a series necessary to modify or amend the indenture, waive compliance with provisions of the indenture or defaults and consequences under the indenture or reduce the quorum or voting requirements set forth in the indenture; or

  •
  modify any of the provisions discussed above or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage to take the action or to provide that other provisions may not be modified or waived without the consent of the holder.

        The indenture provides that the holders of at least a majority in principal amount of a series of outstanding debt securities may waive compliance by the Operating Partnership with covenants relating to that series.

        The Operating Partnership and the trustee can modify the indenture without the consent of any holder for any of the following purposes:

  •
  to evidence the succession of another person to the Operating Partnership as obligor;

  •
  to add to the covenants of the Operating Partnership for the benefit of the holders or to surrender any right or power conferred upon the Operating Partnership;

  •
  to add events of default for the benefit of the holders;

  •
  to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, so long as it does not materially adversely affect the interests of any of the holders;

  •
  to change or eliminate any provision of the indenture, so long as any such change or elimination becomes effective only when there are no debt securities outstanding of any series previously created which are entitled to the benefit of those provisions;

  •
  to secure the debt securities;

  •
  to establish the form or terms of debt securities of any series;

  •
  to provide for the acceptance of appointment by a successor trustee to facilitate the administration of the trusts under the indenture by more than one trustee;

  •
  to cure any ambiguity, defect or inconsistency in the indenture, so long as the action does not materially adversely affect the interests of any of the holders; or

  •
  to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series, so long as the action does not materially adversely affect the interests of any of the holders.

        The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities:

  •
  the principal amount of an original issue discount security that is deemed to be outstanding is the amount of its principal that would be due and payable as of the date of determination upon declaration of acceleration of maturity;

  •
  the principal amount of a debt security denominated in a foreign currency that is deemed outstanding is the U.S. dollar equivalent of the principal amount, determined on the issue date for the debt security;

  •
  the principal amount of an indexed security that is deemed outstanding is the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security; and

  •
  debt securities that are directly or indirectly owned by the Operating Partnership are disregarded.

        The indenture contains provisions for convening meetings of the holders of debt securities of a series. The trustee, the Operating Partnership or the holders of at least 10% in principal amount of the outstanding debt securities of a series may call a meeting. Except for any consent that the holder of each debt security affected by modifications and amendments of the indenture must give, the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series will be sufficient to adopt any resolution presented at a meeting at which a quorum is present. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage less than a majority in principal amount of the outstanding debt securities of a series may be adopted at a meeting at which a quorum is present only by the affirmative vote of the holders of the specified percentage. Any resolution passed or decision taken at any meeting of holders duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing that specified percentage will constitute a quorum.

        Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of a series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities of the series affected thereby, or of the holders of such series and one or more additional series of debt securities:

  •
  there will be no minimum quorum requirement for such meeting; and

  •
  the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

        The Operating Partnership may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year or scheduled for redemption within one year by irrevocably depositing with the trustee, in trust, funds sufficient to pay the principal, interest and any premium on the series to the stated maturity or redemption date.

        As long as the holders of the debt securities will not recognize any resulting income, gain or loss for federal income tax purposes, the Operating Partnership may elect either:

  •
  to defease and discharge itself from all of its obligations with respect to the debt securities, which we refer to as "defeasance"; or

  •
  to release itself from its obligations under particular sections of the indenture, which we refer to as "covenant defeasance."

        In order to make a defeasance election, the Operating Partnership must irrevocably deposit with the trustee a sufficient amount to pay the principal, interest and any premium on the debt securities, and any mandatory sinking fund or analogous payments on the debt securities, on the scheduled due dates. The deposit may be either an amount in the currency in which the debt securities are payable at stated maturity, or government obligations, or a combination of both.

        If the Operating Partnership elects covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default still applicable to the debt securities, the amounts deposited with the trustee may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. If this occurs, the Operating Partnership will remain liable to make payment of these amounts due at the time of acceleration.

        The prospectus supplement may further describe any provisions permitting defeasance or covenant defeasance with respect to the debt securities of a particular series.

No Conversion Rights

        The debt securities will not be convertible into or exchangeable for any capital stock of Duke or equity interests in the Operating Partnership.

Book-Entry Debt Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Payments of principal, interest and any premium on a series of debt securities represented by a global security will be made to the depositary.

        We anticipate that any global securities will be deposited with The Depository Trust Company, New York, New York, that the global securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depository arrangements with respect to the global securities. The prospectus supplement will describe additional or differing terms of the depository arrangement involving any series of debt securities issued in the form of global securities.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole holder of the debt securities represented by the global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a global security:

  •
  will not be entitled to have debt securities represented by the global security registered in their names;

  •
  will not receive or be entitled to receive physical delivery of debt securities in the form of a certificate; and

  •
  will not be considered the record owners or holders of debt securities under the indenture.

        The laws of some states require that purchasers of securities take physical delivery of the securities in certificated form. These laws may limit the transferability of beneficial interests in a global security.

        Debt securities represented by a global security will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

  •
  DTC notifies us that is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law and the Operating Partnership does not appoint a successor depository within 90 days;

  •
  an event of default under the indenture with respect to the debt securities has occurred and is continuing and the beneficial owners representing a majority in principal amount of the debt securities represented by the global security advise DTC to cease acting as depository; or

  •
  the Operating Partnership determines at any time that all debt securities of a series will no longer be represented by a global security.

        We obtained the following information concerning DTC and its book-entry system from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        DTC will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co., which is DTC's partnership nominee.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a "clearing corporation" within the meaning of the New York Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. A number of the direct participants and the New York Stock Exchange, the American Stock Exchange, and the National Association of Securities Dealers own DTC. Access to DTC's system also is available to others, including securities brokers and dealers and banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each beneficial owner or each actual purchaser of each debt security is to be recorded on the direct and indirect participants' records. A beneficial owner of debt securities will not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, unless the use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, any certificate representing debt securities that is deposited with, or on behalf of, DTC is registered in the name of its nominee, Cede & Co. The deposit of the certificate with, or on behalf of, DTC and its registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the certificate representing the debt securities. DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners, will be governed by arrangements among them and any statutory or regulatory requirements.

        Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an omnibus proxy to the Operating Partnership as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified on a list attached to the omnibus proxy to whose accounts the debt securities are credited on the record date.

        Principal, interest and any premium payments on the debt securities will be made to DTC. DTC's practice is to credit direct participants' accounts on the payable date with respect to their holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, the trustee, or the paying agent, subject to any statutory or regulatory requirements. Payment of principal and interest to DTC is the responsibility of the Operating Partnership or the trustee or any paying agent. Disbursement of payments to direct participants will be the responsibility of DTC. Disbursement of payments to the beneficial owners will be the responsibility of the direct and indirect participants.

        If applicable, redemption notices will be sent to Cede & Co. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

        A beneficial owner will give notice of any option to elect to have its debt securities repaid by the Operating Partnership, through its participant, to the trustee, and will effect delivery of the debt securities by causing the direct participant to transfer the participant's interest in the global security or securities representing the debt securities, on DTC's records, to the trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participants on DTC's records.

        DTC may discontinue providing its services as securities depository with respect to a series of debt securities at any time by giving reasonable notice to the Operating Partnership or the paying agent. If a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

        The Operating Partnership may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, debt security certificates will be printed and delivered.

        Unless stated otherwise in the applicable prospectus supplement, any underwriters, dealers or agents with respect to any series of debt securities issued as global securities will be direct participants in DTC.

        None of the Operating Partnership, Duke, any underwriter, dealer or agent, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to these beneficial interests.

        Any additional or different terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

DESCRIPTION OF PREFERRED STOCK

General

        Under Duke's articles of incorporation, the board of directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series and with rights, preferences, privileges and restrictions that they may fix or designate without any further vote or action by Duke's shareholders. As of June 30, 2003, the following series of preferred stock are outstanding:

  •
  7.99% Series B Cumulative Redeemable Preferred Stock, of which 265,000 shares are outstanding;

  •
  7.375% Series D Convertible Cumulative Redeemable Preferred Stock, of which 534,000 shares are outstanding;

  •
  8.25% Series E Cumulative Redeemable Preferred Stock, of which 400,000 shares are outstanding; and

  •
  8.45% Series I Cumulative Redeemable Preferred Stock, of which 300,000 shares are outstanding.

        In addition, Duke sold 400,000 shares of 6.625% Series J Cumulative Redeemable Preferred Stock on August 25, 2003.

Terms

        When Duke issues preferred stock, it will be fully paid and non-assessable. The preferred stock will not have any preemptive rights.

        An amendment that will become part of Duke's articles of incorporation will reflect the specific terms of any new series of preferred stock offered. A prospectus supplement will describe these specific terms, including:

  •
  the title and stated value;

  •
  the number of shares, liquidation preference and offering price;

  •
  the dividend rate, dividend periods and payment dates;

  •
  the date on which dividends begin to accrue or accumulate;

  •
  any auction and remarketing procedures;

  •
  any retirement or sinking fund requirement;

  •
  the price and the terms and conditions of any redemption right;

  •
  the price and the terms and conditions of any conversion or exchange right;

  •
  any listing on any securities exchange;

  •
  whether interests will be represented by depositary shares;

  •
  any voting rights;

  •
  the relative ranking and preferences as to dividends, liquidation, dissolution or winding up;

  •
  any limitations on issuing any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividends, liquidation, dissolution or winding up;

  •
  any limitations on direct or beneficial ownership and restrictions on transfer; and

  •
  any other specific terms, preferences, rights, limitations or restrictions.

Rank

        Unless otherwise described in the prospectus supplement, the preferred stock will have the following ranking as to dividends, liquidation, dissolution or winding up:

  •
  senior to Duke's common stock and to all other equity securities ranking junior to the preferred stock;

  •
  on a parity with all equity securities issued by Duke which by their terms rank on a parity with the preferred stock; and

  •
  junior to all equity securities, not including convertible debt securities, issued by Duke which by their terms rank senior to the preferred stock.

Dividends

        If declared by Duke's board of directors, preferred shareholders will be entitled to receive cash dividends at the rate set forth in the prospectus supplement. Duke will pay dividends to shareholders of record on the record date fixed by Duke's board of directors.

        The prospectus supplement will specify whether dividends on any series of preferred stock are cumulative or non-cumulative. If dividends are cumulative, they will be cumulative from the date set forth in the prospectus supplement. If dividends are non-cumulative and Duke's board of directors does not declare a dividend payable on a dividend payment date, then the holders of that series will have no right to receive a dividend, and Duke will have no obligation to pay an accrued dividend later for the missed dividend period, whether or not the board of directors declares dividends on the series on any future date.

        If any preferred stock is outstanding, Duke will not declare or pay dividends on, or redeem, purchase or otherwise acquire any shares of, its common stock or any capital stock ranking junior to a series of preferred stock, other than dividends paid in or conversions or exchanges for common stock or other capital stock junior to the preferred stock, unless:

  •
  if the series of preferred stock has cumulative dividends, Duke has declared and paid full cumulative dividends for all past and current dividend periods or declared and reserved funds for payment before or at the same time as the declaration and payment on the junior series; or

  •
  if the series of preferred stock does not have cumulative dividends, Duke has declared and paid full dividends for the current dividend period or declared and reserved funds for payment before or at the same time as the declaration and payment on the junior series.

        When Duke does not pay dividends on shares from more than one series of preferred stock ranking in parity as to dividends in full (or has not reserved a sufficient sum for full payment), all of these dividends will be declared pro rata so that the amount of dividends declared per share in each series will in all cases bear the same ratio of accrued dividends owed. These pro rata payments per share will not include interest, nor will they include any accumulated unpaid dividends from prior periods if the dividends in question are non-cumulative.

Redemption

        If specified in the prospectus supplement, Duke will have the right to redeem all or any part of the preferred stock in each series at its option, or the preferred stock will be subject to mandatory redemption. The redemption price may be payable in cash or other property.

        If the series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify:

  •
  the number of shares Duke will redeem in each year;

  •
  the date after which Duke may or must commence the redemption; and

  •
  the redemption price per share, which will include all accrued and unpaid dividends other than non-cumulative dividends for prior dividend periods.

        Duke will not redeem less than all of a series of preferred stock, or purchase or acquire any shares of a series of preferred stock, other than conversions or exchanges for common stock or other capital stock junior to the preferred stock, unless:

  •
  if the series of preferred stock has cumulative dividends, Duke has declared and paid full cumulative dividends for all past and current dividend periods for this series or declared and reserved funds for payment; or

  •
  if the series of preferred stock does not have cumulative dividends, Duke has declared and paid full dividends for the current dividend period or declared and reserved funds for payment.

        Duke may, however, purchase or acquire preferred stock of any series to preserve its status as a REIT or pursuant to an offer made on the same terms to all holders of preferred stock of that series.

        If Duke redeems fewer than all outstanding shares of preferred stock of any series, it will determine the number of shares to be redeemed and whether it will redeem shares pro rata by shares held or shares requested to be redeemed or by lot in a manner determined by Duke.

        Duke will mail redemption notices at least 30 days, but not more than 60 days, before the redemption date to each holder of record of a series of preferred stock to be redeemed at the address shown on the share transfer books. Each notice will state:

  •
  the redemption date;

  •
  the number of shares and series of the preferred stock to be redeemed;

  •
  the redemption price;

  •
  the place to surrender certificates for payment of the redemption price;

  •
  that dividends on the shares redeemed will cease to accrue on the redemption date; and

  •
  the date upon which any conversion rights will terminate.

        If Duke redeems fewer than all outstanding shares of a series of preferred stock, the notice will also specify the number of shares Duke will redeem from each holder. If Duke gives notice of redemption and has set aside sufficient funds necessary for the redemption in trust for the benefit of stock it will redeem, then dividends will thereafter cease to accrue and all rights of the holders of the shares will terminate, except the right to receive the redemption price.

Liquidation Preference

        If Duke liquidates, dissolves or winds up its affairs, then holders of each series of preferred stock will receive out of Duke's legally available assets a liquidating distribution in the amount of the liquidation preference per share for that series as specified in the prospectus supplement, plus an amount equal to all dividends accrued and unpaid, but not including amounts from prior periods for non-cumulative dividends, before Duke makes any distributions to holders of its common stock or any other capital stock ranking junior to the preferred stock. Once holders of outstanding preferred stock receive their respective liquidating distributions, they will have no right or claim to any of Duke's remaining assets. In the event that Duke's assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding preferred stock and all other classes or series of its capital stock ranking on a parity with its preferred stock, then Duke will distribute its assets to those holders in proportion to the full liquidating distributions to which they would otherwise have received.

        After Duke has paid liquidating distributions in full to all holders of its preferred stock, it will distribute its remaining assets among holders of any other capital stock ranking junior to the preferred stock according to their respective rights and preferences and number of shares. For this purpose, a consolidation or merger of Duke with any other corporation or entity, or a sale, lease or conveyance of all or substantially all of Duke's property or business, does not constitute a liquidation, dissolution or winding up of Duke's affairs.

Voting Rights

        Holders of preferred stock will not have any voting rights, except as set forth below or in the prospectus supplement or as otherwise required by law.

        Whenever Duke has not paid dividends on any shares of preferred stock for six or more consecutive quarterly periods, the holders of such shares may vote, separately as a class with all other series of preferred stock on which Duke has not paid dividends, for the election of two additional directors of Duke. In this event, Duke's board of directors will be increased by two directors. The holders of record of at least 10% of any series of preferred stock on which Duke has not paid dividends may call a special meeting to elect these additional directors unless Duke receives the request less than 90 days before the date of the next annual or special meeting of shareholders. Whether or not the holders call a special meeting, the holders of a series of preferred stock on which Duke has not paid dividends may vote for the additional directors at the next annual meeting of shareholders and at each subsequent annual meeting until:

  •
  if the series of preferred stock has a cumulative dividend, Duke has fully paid all unpaid dividends on the shares for the past dividend periods and the then current dividend period, or Duke has declared the unpaid dividends and set apart a sufficient sum for their payment; or

  •
  if the series of preferred stock does not have a cumulative dividend, Duke has fully paid four consecutive quarterly dividends, or Duke has declared the dividends and set apart a sufficient sum for their payment.

        Unless the prospectus supplement provides otherwise, Duke cannot take any of the following actions without the affirmative vote of holders of at least two-thirds of the outstanding shares of each series of preferred stock:

  •
  authorize, create or increase the authorized or issued amount of any class or series of capital stock ranking senior to the series of preferred stock as to dividends or liquidation distributions;

  •
  reclassify any authorized capital stock into shares ranking senior to the series of preferred stock as to dividends or liquidation distributions;

  •
  issue any obligation or security convertible into or evidencing the right to purchase any share ranking senior to the series of preferred stock as to dividends or liquidation distributions; or

  •
  amend, alter or repeal any provision of Duke's articles of incorporation, whether by merger, consolidation or other event, in a manner that materially and adversely affects any right, preference, privilege or voting power of the preferred stock.

        For these purposes, the following events do not materially and adversely affect a series of preferred stock:

  •
  an increase in the amount of the authorized shares of preferred stock;

  •
  the creation or issuance of any other series of preferred stock; or

  •
  an increase in the amount of authorized shares of the series of preferred stock or any other series of preferred stock ranking the same as or junior to such series as to dividends and liquidation distributions.

        The holders of a series of preferred stock will have no voting rights, however, if Duke redeems or calls for redemption all outstanding shares of the series and deposits sufficient funds in a trust to effect the redemption on or before the time the act occurs requiring the vote.

        Under Indiana law, holders of each series of preferred stock are entitled to vote as a class upon any proposed amendment to Duke's articles of incorporation, if the amendment would:

  •
  increase or decrease the aggregate number of authorized shares of such series;

  •
  effect an exchange or reclassification of all or part of the shares of the series into shares of another series;

  •
  effect an exchange or reclassification or create the right of exchange of all or part of the shares of another class or series into shares of the series;

  •
  change the designation, rights, preferences or limitations of all or a part of the shares of the series;

  •
  change the shares of all or part of the series into a different number of shares of the same series;

  •
  create a new series having rights or preferences with respect to distributions or dissolution that are prior, superior or substantially equal to the shares of the series;

  •
  increase the rights, preferences or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series;

  •
  limit or deny an existing preemptive right of all or part of the shares of the series; or

  •
  cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the series.

Conversion Rights

        If any series of preferred stock is convertible into common stock, the prospectus supplement will describe the following terms:

  •
  the number of shares of common stock into which the shares of preferred stock are convertible;

  •
  the conversion price or manner by which Duke will calculate the conversion price;

  •
  the conversion period;

  •
  whether conversion will be at the option of the holders of the preferred stock or Duke;

  •
  any events requiring an adjustment of the conversion price; and

  •
  provisions affecting conversion in the event of the redemption of the series of preferred stock.

Shareholder Liability

        Indiana law provides that no shareholder, including holders of preferred stock, will be personally liable for Duke's acts and obligations and that Duke's funds and property are the only recourse for its acts or obligations.

Restrictions On Ownership

        As discussed below under "Description of Common Stock—Restrictions on Ownership," for Duke to qualify as a REIT, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. As a result, Duke's articles of incorporation provide generally for certain restrictions on transfer of Duke's issued and outstanding capital stock. The amendment to Duke's articles of incorporation designating the terms of each series of preferred stock may contain additional provisions restricting the ownership and transfer of the preferred stock. The prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Transfer Agent

        The prospectus supplement will identify the transfer agent for the preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

General

        Duke may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. Duke will deposit shares of preferred stock represented by depositary shares under a separate deposit agreement among Duke, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.

        Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after Duke issues and delivers preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts.

Dividends and Other Distributions

        The depositary will distribute all cash dividends on the preferred stock to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the depositary in connection with distributions.

        If a distribution on the preferred stock is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible and Duke approves, the depositary may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Withdrawal of Stock

        Unless Duke has previously called the underlying preferred stock for redemption or the holder of the depositary shares has converted such shares, a holder of depositary shares may surrender them at the corporate trust office of the depositary in exchange for whole or fractional shares of the underlying preferred stock together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred shares and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the depositary will deliver a new depositary receipt for the excess number of depositary shares.

Redemption of Depositary Shares

        Whenever Duke redeems shares of preferred stock held by a depositary, the depositary will redeem the corresponding amount of depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred stock. If Duke intends to redeem less than all of the underlying preferred stock, Duke and the depositary will select the depositary shares to be redeemed as nearly pro rata as practicable without creating fractional depositary shares or by any other equitable method determined by Duke that preserves its REIT status.

        On the redemption date:

  •
  all dividends relating to the shares of preferred stock called for redemption will cease to accrue;

  •
  Duke and the depositary will no longer deem the depositary shares called for redemption to be outstanding; and

  •
  all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Stock

        When a depositary receives notice regarding a meeting at which the holders of the underlying preferred stock have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the depositary to exercise its voting rights for the amount of preferred stock represented by that holder's depositary shares. The depositary will vote in accordance with these instructions. The depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares. A depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

        In the event of Duke's liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying preferred stock represented by the depositary share.

Conversion of Preferred Stock

        Depositary shares will not themselves be convertible into common stock or any other securities or property of Duke. However, if the underlying preferred stock is convertible, holders of depositary shares may surrender them to the depositary with written instructions to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of Duke's preferred stock or other shares of stock, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, Duke will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If a holder of depositary shares converts only part of its depositary shares, the depositary will issue a new depositary receipt for any depositary shares not converted. Duke will not issue fractional shares of common stock upon conversion. If a conversion will result in the issuance of a fractional share, Duke will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

        Duke and the depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, Duke and the depositary may not make any amendment that:

  •
  would materially and adversely alter the rights of the holders of depositary shares; or

  •
  would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred stock.

        Subject to exceptions in the deposit agreement and except in order to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred stock and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.

        Duke may terminate a deposit agreement upon not less than 30 days' prior written notice to the depositary if:

  •
  the termination is necessary to preserve Duke's REIT status; or

  •
  a majority of each series of preferred stock affected by the termination consents to the termination.

        Upon a termination of a deposit agreement, holders of the depositary shares may surrender their depositary shares and receive in exchange the number of whole or fractional shares of preferred stock and any other property represented by the depositary shares. If Duke terminates a deposit agreement to preserve its status as a REIT, then Duke will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange.

        In addition, a deposit agreement will automatically terminate if:

  •
  Duke has redeemed all underlying preferred stock subject to the agreement;

  •
  a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up has occurred, and the depositary has distributed the distribution to the holders of the depositary shares; or

  •
  each share of the underlying preferred stock has been converted into other capital stock of Duke not represented by depositary shares.

Charges of a Preferred Stock Depositary

        Duke will pay all transfer and other taxes and governmental charges arising in connection with a deposit agreement. In addition, Duke will generally pay the fees and expenses of a depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a depositary for any duties requested by the holders that the deposit agreement does not expressly require the depositary to perform.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to Duke notice of its election to resign. Duke may also remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary. Duke will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.

Miscellaneous

        The depositary will forward to the holders of depositary shares any reports and communications from Duke with respect to the underlying preferred stock.

        Neither the depositary nor Duke will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under a deposit agreement. The obligations of Duke and a depositary under a deposit agreement will be limited to performing their duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. Neither Duke nor a depositary must prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred stock unless they are furnished with satisfactory indemnity.

        Duke and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party.

        In the event a depositary receives conflicting claims, requests or instructions from Duke and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from Duke.

Depositary

        The prospectus supplement will identify the depositary for the depositary shares.

Listing of the Depositary Shares

        The applicable prospectus supplement will specify whether or not the depositary shares will be listed on any securities exchange.

DESCRIPTION OF COMMON STOCK

General

        Duke's authorized capital stock includes 250,000,000 shares of common stock, $.01 par value per share. Each outstanding share of common stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of common stock have no preemptive rights.

        Furthermore, holders of common stock have no right to cumulative voting for the election of directors. Consequently, because each member of Duke's board of directors serves only a one-year term, the holders of a majority of the shares of common stock voting are able to elect all of the directors at each annual shareholders' meeting.

        Duke's shares of common stock currently outstanding are listed on the New York Stock Exchange. Duke will apply to the New York Stock Exchange to list additional shares of common stock to be sold pursuant to any prospectus supplement, and Duke anticipates that any such shares will be listed on the New York Stock Exchange.

        All shares of common stock issued will be duly authorized, fully paid, and non-assessable. Distributions may be paid to the holders of common stock if and when declared by Duke's board of directors out of funds legally available for such distributions. Duke intends to continue to pay quarterly dividends.

        Under Indiana law, shareholders are generally not liable for Duke's debts or obligations. If Duke is liquidated, after payment or provision for all of Duke's known debts and liabilities and any preferential distributions required to be made to holders of preferred stock, each outstanding share of common stock will be entitled to participate pro rata in the remaining assets.

Change of Control Provisions

        Under Indiana law, shareholders holding a majority of the shares voting must approve for Duke to merge with or sell all or substantially all of its assets. Duke's articles of incorporation also contain provisions which may discourage certain types of transactions involving an actual or threatened change of control, including:

  •
  a requirement that certain mergers, sales of assets, liquidations or dissolutions, or reclassifications or recapitalizations involving persons owning 10% or more of Duke's capital stock:

  •
  be approved by a vote of the holders of 80% of the issued and outstanding shares of Duke's capital stock;

  •
  be approved by three-fourths of the continuing directors; or

  •
  provide for payment to shareholders for their shares of at least a specified price;

  •
  a requirement that any amendment or alteration of certain provisions of the articles of incorporation affecting change of control be approved by the holders of 80% of Duke's issued and outstanding capital stock; and

  •
  a limitation that directors may be removed only for cause and only with the affirmative vote of the holders of a majority of the shares of common stock entitled to vote in the election of directors.

        The partnership agreement for the Operating Partnership also contains provisions that could discourage transactions involving an actual or threatened change of control of Duke, including:

  •
  a requirement that holders of at least 90% of the outstanding partnership units held by Duke and other unit holders approve any voluntary sale, exchange, merger, consolidation or other disposition of all or substantially all of the assets of the Operating Partnership in one or more transactions other than a disposition occurring upon a financing or refinancing of the Operating Partnership;

  •
  a restriction against any assignment or transfer by Duke of its interest in the Operating Partnership; and

  •
  a requirement that holders of more than 90% of the partnership units approve:

  •
  any merger, consolidation or other combination of Duke with another entity, unless after the transaction substantially all of the assets of the surviving entity are contributed to the Operating Partnership in exchange for units;

  •
  any sale of all or substantially all of Duke's assets; or

  •
  any reclassification or recapitalization or change of outstanding shares of common stock other than certain changes in par value, stock splits, stock dividends or combinations.

        Duke's directors who are not officers or employees and who do not hold partnership units will vote on these matters.

Restrictions on Ownership

        For Duke to qualify as a REIT under the Internal Revenue Code:

  •
  no more than 50% in value of Duke's outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (including certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year; and

  •
  Duke's common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

        Because Duke expects to continue to qualify as a REIT, its articles of incorporation contain restrictions on the acquisition of common stock intended to ensure compliance with these requirements. Specifically, Duke's articles of incorporation contain restrictions that:

  •
  authorize but do not require Duke's board of directors to refuse to give effect to a transfer of common stock which, in its opinion, might jeopardize the status of Duke as a REIT;

  •
  nullify any attempted acquisition of shares which would result in the disqualification of Duke as a REIT;

  •
  give the board of directors the authority to take any actions it deems advisable to enforce the provision, which might include refusing to give effect to or seeking to enjoin a transfer which might jeopardize Duke's status as a REIT; and

  •
  require any shareholder to provide Duke such information regarding his or her direct and indirect ownership of common stock as Duke may reasonably require.

Limitations of Liability and Indemnification of Directors and Officers

        Indiana law and Duke's articles of incorporation generally exculpate each director and officer in actions by Duke or by its shareholders in derivative actions from liability, except in the case of:

  •
  any breach of the director's duty of loyalty to Duke or its shareholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  voting for or assenting to an unlawful distribution; or

  •
  any transaction from which the director derived an improper personal benefit.

        The articles of incorporation also provide that Duke will indemnify a present or former director or officer against expense or liability in an action to the fullest extent permitted by Indiana law. Indiana law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party, so long as:

  •
  the individual's conduct was in good faith;

  •
  the individual reasonably believed, in the case of conduct in the individual's official capacity with the corporation, that the conduct was in the corporation's best interests and, in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests; and

  •
  in the case of a criminal proceeding, the individual either had reasonable cause to believe the individual's conduct was lawful or had no reasonable cause to believe the individual's conduct was unlawful.

        We believe that the exculpation and indemnification provisions in Duke's articles of incorporation help induce qualified individuals to agree to serve as officers and directors of Duke by providing a degree of protection from liability for alleged mistakes in making decisions and taking actions. You should be aware, however, that these provisions in Duke's articles of incorporation and Indiana law give you a more limited right of action than you otherwise would have in the absence of such provisions. Duke also maintains a policy of directors and officers liability insurance covering certain liabilities incurred by Duke's directors and officers in connection with the performance of their duties.

        The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over Duke against liabilities arising under the Securities Act of 1933. Insofar as the above provisions may allow that type of indemnification, the SEC has informed us that, in their opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Registrar and Transfer Agent

        The registrar and transfer agent for the common stock is American Stock Transfer & Trust Company, New York, New York.

FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material federal income tax consequences relating to the taxation of Duke as a REIT and the ownership and disposition of Duke's stock.

        If Duke offers one or more additional series of preferred stock or the Operating Partnership offers one or more additional series of debt securities, the prospectus supplement will include information about any additional material federal income tax consequences to holders of those shares of preferred stock or debt securities.

        Because this summary is intended only to address material federal income tax consequences relating to the ownership and disposition of Duke's stock, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax consequences to you may vary depending upon your particular tax situation;

  •
  special rules that we do not discuss below may apply if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company or otherwise subject to special tax treatment under the Internal Revenue Code;

  •
  this summary generally does not address state, local or non-U.S. tax considerations;

  •
  this summary deals only with Duke's stockholders that hold stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code; and

  •
  we do not intend this discussion to be, and you should not construe it as, tax advice.

        You should review the following discussion and consult with your own tax advisor to determine the effect of ownership and disposition of Duke's stock on your individual tax situation, including any state, local or non-U.S. tax consequences.

        We base the information in this section on the current Internal Revenue Code, current final, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of Duke as a REIT

        Duke believes that, commencing with its taxable year ended December 31, 1994, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and Duke intends to continue to be organized and to operate in such a manner. However, we cannot assure you that Duke has operated or will operate in a manner so as to qualify or remain qualified as a REIT.

Federal Income Taxation of Duke

        If Duke has qualified and continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its stockholders, substantially eliminating the federal "double taxation" on earnings (once at the corporate level when earned and once again at the stockholder level when distributed) that usually results from investments in a corporation. Nevertheless, Duke will be subject to federal income tax as follows:

        First, Duke will be taxed at regular corporate rates on its undistributed "REIT taxable income," including undistributed net capital gains.

        Second, under some circumstances, Duke may be subject to the "alternative minimum tax" as a consequence of its items of tax preference.

        Third, if Duke has net income from the sale or other disposition of "foreclosure property" that Duke holds primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

        Fourth, if Duke has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

        Fifth, if Duke should fail to satisfy either the 75% gross income test or the 95% gross income test (discussed below) but has nonetheless maintained its qualification as a REIT because it has met other requirements, Duke will be subject to a 100% tax on (1) the gross income attributable to the greater of (a) the amount by which Duke fails the 75% test or (b) the amount by which 90% of Duke's gross income exceeds the amount of income qualifying for the 95% income test, multiplied by (2) a fraction intended to reflect Duke's profitability.

        Sixth, if Duke fails to distribute during each year at least the sum of

  •
  85% of its ordinary income for such year,

  •
  95% of its capital gain net income for such year, and

  •
  any undistributed taxable income from prior periods,

then Duke will be subject to a 4% excise tax on the excess of this required distribution amount over the amounts actually distributed.

        Seventh, if Duke should acquire any asset from a "C" corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and provided no election is made for the transaction to be currently taxable, and Duke subsequently recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which Duke acquired the asset, Duke generally will be subject to tax at the highest regular corporate rate on the lesser of the amount of gain that Duke recognizes at the time of the sale or disposition and the amount of gain that Duke would have recognized if Duke had sold the asset at the time Duke acquired the asset, the "Built-in Gains Tax".

        Duke owns direct or indirect interests in a number of taxable REIT subsidiaries, such as Duke Realty Construction, Inc. A "taxable REIT subsidiary" of Duke is a corporation in which Duke directly or indirectly owns stock and that elects, together with Duke, to be treated as a taxable REIT subsidiary of Duke. In addition, if a taxable REIT subsidiary of Duke owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of Duke. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

        Generally, a taxable REIT subsidiary may perform some impermissible tenant services without causing Duke to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation.

For example, the Internal Revenue Code limits the ability of a taxable REIT subsidiary to deduct interest payments in excess of a certain amount made to Duke. In addition, Duke must pay a 100% tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between Duke, Duke's tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Duke's taxable REIT subsidiaries make interest and other payments to Duke and to third parties in connection with activities related to Duke's properties. We cannot assure you that Duke's taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to Duke. In addition, we cannot assure you that the IRS might not seek to impose the 100% tax on services performed by taxable REIT subsidiaries for tenants of Duke, or on a portion of the payments received by Duke from, or expenses deducted by, Duke's taxable REIT subsidiaries.

Requirements For Qualification

        To qualify as a REIT, Duke must elect to be treated as a REIT and must meet the requirements, discussed below, relating to Duke's organization, sources of income, and nature of assets.

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  •
  that is managed by one or more trustees or directors;

  •
  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

  •
  that would be taxable as a domestic corporation but for application of the REIT rules;

  •
  that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

  •
  that has at least 100 persons as beneficial owners;

  •
  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

  •
  that files an election or continues such election to be taxed as a REIT on its return for each taxable year;

  •
  that uses the calendar year as its taxable year; and

  •
  that satisfies the income tests, the asset tests, and the distribution tests, described below.

        The Internal Revenue Code provides that REITs must satisfy all of the first four preceding requirements during the entire taxable year. REITs must satisfy the fifth requirement during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of the sixth requirement, the beneficiaries of a pension or profit-sharing trust described in Section 401(a) of the Internal Revenue Code, and not the pension or profit-sharing trust itself, are treated as REIT stockholders. Duke will be treated as having met the sixth requirement if Duke complies with certain Treasury Regulations for ascertaining the ownership of Duke's stock for such year and if Duke did not know (or after the exercise of reasonable diligence would not have known) that the sixth condition was not satisfied for such year. Duke's articles of incorporation currently include restrictions regarding transfer of its stock that, among other things, assist Duke in continuing to satisfy the fifth and sixth of these requirements.

        If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Duke will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

        A REIT that is a partner in a partnership is deemed to own its proportionate share of the assets of the partnership and to earn its proportionate share of the partnership's income, in both cases being based on its relative capital interest in the partnership. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests. Thus, Duke's proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of the assets, liabilities and items of income with respect to any partnership in which it holds an interest) is treated as assets, liabilities and items of income of Duke for purposes of applying the requirements described herein.

        Income Tests.    In order to maintain qualification as a REIT, Duke must satisfy two gross income requirements. First, Duke must derive, directly or indirectly, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year from investments relating to real property or mortgages on real property, including "rents from real property," gains on disposition of real estate, dividends paid by another REIT and interest on obligations secured by real property or on interests in real property, or from certain types of temporary investments. Second, Duke must derive at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year from any combination of income qualifying under the 75% test and dividends, interest, certain payments under hedging instruments and gain from the sale or disposition of stock or securities and certain hedging instruments.

        Rents received by Duke will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, "rents from real property" generally excludes any amount received directly or indirectly from any tenant if Duke, or an owner of 10% of more of Duke's outstanding stock, directly or constructively, owns 10% or more of such tenant taking into consideration the applicable attribution rules, which we refer to as a "related party tenant." Third, "rents from real property" excludes rent attributable to personal property except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute "rents from real property" unless such services are customarily provided in the geographic area. Customary services that are not considered to be provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by Duke. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor from whom Duke does not receive any income or a taxable REIT subsidiary. Non-customary services that are not performed by an independent contractor or taxable REIT subsidiary in accordance with the applicable requirements will result in impermissible tenant service income to Duke to the extent of the income earned (or deemed earned) with respect to such services. If the impermissible tenant service income exceeds 1% of Duke's total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of Duke's total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as "rents from real property."

        Duke does not currently charge and does not anticipate charging rent that is based in whole or in part on the income or profits of any person. Duke also does not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from related party tenants.

        The Operating Partnership does provide some services with respect to the properties. Duke believes that the services with respect to the properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that Duke believes may not be provided by Duke or the Operating Partnership directly without jeopardizing the qualification of rent as "rents from real property" are and will be performed by independent contractors or taxable REIT subsidiaries.

        The Operating Partnership and Duke receive fees for property management and brokerage and leasing services provided with respect to some properties not owned entirely by the Operating Partnership. These fees, to the extent not paid with respect to the portion of these properties not owned, directly or indirectly, by Duke, will not qualify under the 75% gross income test or the 95% gross income test. The Operating Partnership also may receive other types of income with respect to the properties it owns that will not qualify for either of these tests. Duke believes, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause Duke to exceed the limits on non-qualifying income under either the 75% gross income test or the 95% gross income test.

        If Duke fails to satisfy the 75% gross income test or the 95% gross income test for any taxable year, it may nevertheless qualify as a REIT for that year if it is eligible for relief under the Internal Revenue Code. This relief provision generally will be available if:

  •
  Duke's failure to meet these tests was due to reasonable cause and not due to willful neglect;

  •
  Duke attaches a schedule of the nature and amount of each item of income to its federal income tax return; and

  •
  the inclusion of any incorrect information on the schedule is not due to fraud with intent to evade tax.

        We cannot state whether in all circumstances Duke would be entitled to the benefit of this relief provision. For example, if Duke fails to satisfy the gross income tests because non-qualifying income that Duke intentionally incurs exceeds the limits on such income, the IRS could conclude that Duke's failure to satisfy the tests was not due to reasonable cause. Even if this relief provision applies, the Internal Revenue Code imposes a 100% tax with respect to a portion of the non-qualifying income, as described above.

        Asset Tests.    At the close of each quarter of its taxable year, Duke also must satisfy four tests relating to the nature and diversification of its assets:

  •
  At least 75% of the value of Duke's total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities.

  •
  No more than 25% of the value of Duke's total assets may be represented by securities other than those in the 75% asset class.

  •
  Except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as "real estate assets" for purposes of the 75% asset test:

  •
  the value of any one issuer's securities owned by Duke may not exceed 5% of the value of Duke's total assets;

  •
  Duke may not own more than 10% of any one issuer's outstanding voting securities; and

  •
  Duke may not own more than 10% of the value of the outstanding securities of any one issuer.

  •
  No more than 20% of Duke's total assets may be represented by securities of one or more taxable REIT subsidiaries.

        Securities for purposes of the asset tests may include debt securities. However, debt of an issuer will not count as a security for purposes of the 10% value test if the debt securities are "straight debt" as defined in Section 1361 of the Internal Revenue Code and one of the following conditions is met:

  •
  the issuer is an individual;

  •
  the only securities of the issuer that Duke (or a taxable REIT subsidiary of Duke) holds are straight debt; or

  •
  if the issuer is a partnership, Duke holds at least a 20% profits interest in the partnership.

        Duke believes that the aggregate value of its securities issued by its taxable REIT subsidiaries does not exceed 20% of the aggregate value of its gross assets. As of each relevant testing date prior to the election to treat each corporate subsidiary of Duke or any other corporation in which Duke owns an interest (other than another REIT or a qualified REIT subsidiary) as a taxable REIT subsidiary, which election first became available on January 1, 2001, Duke believes it did not own more than 10% of the voting securities of any such entity. In addition, Duke believes that as of each relevant testing date prior to the election to treat each corporate subsidiary of Duke or any other corporation in which Duke owns an interest (other than another REIT or a qualified REIT subsidiary) as a taxable REIT subsidiary of Duke, the value of the securities, including debt, of any such corporation or other issuer owned (or treated as owned) by Duke did not exceed 5% of the total value of Duke's assets.

        With respect to each issuer in which Duke currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, Duke believes that the value of the securities, including debt, of any such issuer owned (or treated as owned) by Duke does not exceed 5% of the total value of Duke's assets and that it complies with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with Duke's determinations.

        After initially meeting the asset tests at the close of any quarter, Duke will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, Duke can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. Duke intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

Annual Distribution Requirements

        To qualify for taxation as a REIT, the Internal Revenue Code requires Duke to make distributions (other than capital gain distributions) to its stockholders in an amount at least equal to (a) the sum of: (1) 90% of Duke's "REIT taxable income" (computed without regard to the dividends paid deduction and Duke's net capital gain), and (2) 90% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.

        Duke must pay distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year's distribution requirement if the dividends satisfy one of the following two sets of criteria:

  •
  Duke declares the dividends in October, November or December, the dividends are payable to stockholders of record on a specified date in such a month, and Duke actually pays the dividends during January of the subsequent year; or

  •
  Duke declares the dividends before it timely files its federal income tax return for such year, Duke pays the dividends in the 12-month period following the close of the prior year and not later than the first regular dividend payment after the declaration, and Duke elects on its federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

        Even if Duke satisfies the foregoing distribution requirements, Duke will be subject to tax thereon to the extent that it does not distribute all of its net capital gain or "REIT taxable income" as adjusted. Furthermore, if Duke fails to distribute at least the sum of 85% of its ordinary income for that year; 95% of its capital gain net income for that year; and any undistributed taxable income from prior periods, Duke would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

        In addition, if during the 10-year recognition period, Duke disposes of any asset subject to the built-in gain rules described above, Duke must, pursuant to guidance issued by the IRS, distribute at least 90% of the built-in gain (after tax), if any, recognized on the disposition of the asset.

        Duke may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, Duke may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by Duke. For purposes of the 4% excise tax described, any such retained amounts would be treated as having been distributed.

        Duke intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes Duke, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Duke to meet these distribution requirements.

        We expect that Duke's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, Duke anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 90% distribution requirement. It is possible, however, that Duke, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In this event, Duke may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the distribution requirement or avoid such income or excise taxation.

        In the event that Duke is subject to an adjustment to its REIT taxable income (as defined in Section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between Duke and the IRS under Section 7121 of the Internal Revenue Code, or an agreement as to tax liability between Duke and an IRS district director, Duke may be able to rectify any resulting failure to meet the 90% annual distribution requirement by paying "deficiency dividends" to stockholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, Duke must make the distribution within 90 days of the adverse determination and Duke also must satisfy other procedural requirements. If Duke satisfies the statutory requirements of Section 860 of the Internal Revenue Code, a deduction is allowed for any deficiency dividend subsequently paid by Duke to offset an increase in Duke's REIT taxable income resulting from the adverse determination. Duke, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Failure To Qualify

        If Duke fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, Duke will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Duke fails to qualify as a REIT will not be deductible by Duke nor will they be required to be made. In that event, to the extent of Duke's positive current and accumulated earnings and profits, distributions to stockholders will be dividends, generally taxable at long-term capital gains tax rates (as described below), subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless Duke is entitled to relief under specific statutory provisions, Duke also will be disqualified from taxation as a REIT for the four taxable years following the year during which Duke lost its REIT qualification. We cannot state whether in all circumstances Duke would be entitled to such statutory relief. For example, if Duke fails to satisfy the gross income tests because non-qualifying income that Duke intentionally incurs exceeds the limit on such income, the IRS could conclude that Duke's failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Stockholders

        As used in this prospectus, the term "U.S. Stockholder" means a holder of Duke stock that, for federal income tax purposes:

  •
  is a citizen or resident of the United States;

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  is a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

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  is an estate, the income of which is subject to federal income taxation regardless of its source; or

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  is any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

        For any taxable year for which Duke qualifies for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

        Distributions Generally.    Distributions to U.S. Stockholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of Duke's positive current and accumulated earnings and profits and, to that extent, will be taxable to the U.S. Stockholders. These distributions are not eligible for the dividends received deduction for corporations. On May 28, 2003, President Bush signed into law the Jobs Growth Tax Relief Reconciliation Act of 2003. Under this new law, certain "qualified dividend income" received by U.S. non-corporate shareholders in taxable years 2003 through 2008 is subject to tax at the same tax rates as long-term capital gain (generally, under the new law, a maximum rate of 15% for such taxable years). Dividends received from REITs, however, generally are not eligible for these reduced rates and, therefore, will continue to be subject to tax at ordinary income rates (generally, a maximum rate of 35% for taxable years 2003-2008), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as "qualified dividend income" eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries). Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT's "REIT taxable income" for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT's income that was subject to the Built-in Gains Tax in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income.

        To the extent that Duke makes a distribution in excess of its positive current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Stockholder's stock, and then the distribution in excess of such basis will be taxable to the U.S. Stockholder as gain realized from the sale of its stock. Dividends declared by Duke in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any such month will be treated as both paid by Duke and received by the stockholders on December 31 of that year, provided that Duke actually pays the dividends during January of the following calendar year.

        Capital Gain Distributions.    Distributions to U.S. Stockholders that Duke properly designates as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed Duke's actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held his or her stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

        Duke may elect to retain and pay income tax on net long-term capital gain that it received during the tax year. In this instance, U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gains as designated by Duke. The U.S. Stockholders will also be deemed to have paid their proportionate share of the tax, which would be credited against such stockholders' U.S. income tax liability (and refunded to the extent it exceeds such liability). In addition, the basis of the U.S. Stockholders' shares will be increased by the excess of the amount of capital gain included in its income over the amount of tax it is deemed to have paid.

        Any capital gain with respect to capital assets held for more than one year that is recognized or otherwise properly taken into account on or after May 6, 2003 and before January 1, 2009, generally will be taxed to a non-corporate taxpayer at a maximum rate of 15%. In the case of capital gain attributable to the sale of real property held for more than one year, such gain will be taxed at a maximum rate of 25% to the extent of the amount of depreciation deductions previously claimed with respect to such property. With respect to distributions designated by Duke as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, Duke may designate, and will notify its shareholders, whether the dividend is taxable to non-corporate shareholders at regular long-term capital gains rates (currently at a minimum rate of 15%) or at the 25% rate applicable to unrecaptured depreciation.

        Passive Activity Loss and Investment Interest Limitations.    Distributions from Duke and gain from the disposition of Duke stock will not be treated as passive activity income and, therefore, U.S. Stockholders will not be able to apply any "passive losses" against such income. Dividends from Duke (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of Duke stock or capital gain dividends generally will be excluded from investment income unless the U.S. Stockholder elects to have the gain taxed at ordinary income rates. Stockholders are not allowed to include on their own federal income tax returns any tax losses of Duke.

        Dispositions of Shares.    In general, U.S. Stockholders will realize capital gain or loss on the disposition of Duke stock equal to the difference between the amount of cash and the fair market value of any property received on the disposition and that stockholders' adjusted basis in the stock. This gain or loss will be a capital gain or loss if the U.S. Stockholder has held the shares as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if the stockholder has held the asset for more than one year, it will produce long-term capital gain) and the stockholder's tax bracket (the maximum rate for non-corporate taxpayers currently being 15%). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of Duke stock that would correspond to Duke's "unrecaptured Section 1250 gain." Stockholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of stock that the stockholder has held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Stockholder from Duke that were required to be treated as long-term capital gains.

        Treatment of Tax-Exempt Stockholders.    Distributions from Duke to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute "unrelated business taxable income," which we refer to as "UBTI," unless the stockholder has borrowed to acquire or carry its stock or has used the shares in a trade or business.

        However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in Duke will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Qualified trusts that hold more than 10% (by value) of the shares of "pension-held REITs" may be required to treat a certain percentage of such a REIT's distributions as UBTI. A REIT is a "pension-held REIT" only if the REIT would not qualify as such for federal income tax purposes but for the application of a "look-through" exception to the five or fewer requirement applicable to shares held by qualified trusts and the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either at least one qualified trust holds more than 25% by value of the REIT interests or qualified trusts, each owning more than 10% by value of the REIT interests, holds in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code. The restrictions on ownership of common stock in Duke's articles of incorporation generally will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing Duke stock, absent a waiver of the restrictions by the board of directors.

Special Tax Considerations For Non-U.S. Stockholders

        In general, non-U.S. Stockholders will be subject to regular federal income tax with respect to their investment in Duke if the income from the investment is "effectively connected" with the non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate

non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income that meets various certification requirements will generally be exempt from withholding. The following discussion will apply to non-U.S. Stockholders whose income from their investments in Duke is not so effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

        A distribution by Duke that is not attributable to gain from the sale or exchange by Duke of a "United States real property interest" and that Duke does not designate as a capital gain distribution will be treated as an ordinary income dividend to the extent that Duke pays the distribution out of current or accumulated earnings and profits of Duke. Generally, any ordinary income dividend will be subject to a federal income tax, required to be withheld by Duke, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. Such a distribution in excess of Duke's earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Stockholder's basis in its stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of stock.

        Distributions by Duke that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980, or "FIRPTA." Such distributions are taxed to a non-U.S. Stockholder as if the distributions were gains "effectively connected" with a United States trade or business. Accordingly, a non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty.

        Although the law is not clear on this matter, it appears that amounts designated by Duke as undistributed capital gains in respect of the Duke stock generally should be treated with respect to non-U.S. Stockholders in the same manner as actual distributions by Duke of capital gain dividends. Under that approach, the non-U.S. Stockholder would be able to offset as a credit against its resulting federal income tax liability an amount equal to its proportionate share of the tax paid by Duke on the undistributed capital gains and to receive from the IRS a refund to the extent its proportionate share of this tax paid by Duke were to exceed its actual federal income tax liability.

        Although tax treaties may reduce Duke's withholding obligations, Duke generally will be required to withhold from distributions to non-U.S. Stockholders, and remit to the IRS, 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and 30% of ordinary dividends paid out of earnings and profits. In addition, if Duke designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that Duke designated as capital gains dividends, will be treated as capital gain dividends for purposes of withholding. In addition, Duke may be required to withhold 10% of distributions in excess of Duke's current and accumulated earnings and profits. If the amount of tax withheld by Duke with respect to a distribution to a non-U.S. Stockholder exceeds the stockholder's United States tax liability, the non-U.S. Stockholder may file for a refund of such excess from the IRS.

        Duke expects to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Stockholder unless:

  •
  a lower treaty rate applies and the non-U.S. Stockholder files with Duke an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

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  the non-U.S. Stockholder files with Duke an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Stockholder's trade or business so that no withholding tax is required; or

  •
  the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.

        Unless the Duke stock constitutes a "U.S. real property interest" within the meaning of FIRPTA, a sale of Duke stock by a non-U.S. Stockholder generally will not be subject to federal income taxation. The Duke stock will not constitute a U.S. real property interest if Duke is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Stockholders. We currently anticipate that Duke will be a domestically-controlled REIT and, therefore, that the sale of Duke stock will not be subject to taxation under FIRPTA. However, because the Duke stock will be publicly traded, we cannot assure you that Duke will be a domestically-controlled REIT. If Duke were not a domestically-controlled REIT, a non-U.S. Stockholder's sale of Duke stock would be subject to tax under FIRPTA as a sale of a U.S. real property interest unless the stock were "regularly traded" on an established securities market (such as the New York Stock Exchange) on which the stock will be listed and the selling stockholder owned no more than 5% of the common stock throughout the applicable testing period. If the gain on the sale of stock were subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if Duke's stock is not a U.S. real property interest, a nonresident alien individual's gains from the sale of stock will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

        A purchaser of Duke stock from a non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased stock is "regularly traded" on an established securities market or if Duke is a domestically-controlled REIT. Otherwise, the purchaser of Duke stock from a non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. Duke's common stock currently is traded on the New York Stock Exchange. We believe that Duke qualifies under both the regularly traded and the domestically-controlled REIT exceptions to withholding but we cannot provide any assurance to that effect.

        Upon the death of a nonresident alien individual, that individual's Duke stock will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

        U.S. Stockholders.    In general, information reporting requirements will apply to payments of distributions on Duke's stock and payments of the proceeds of the sale of Duke's stock, unless an exception applies. Further, the payer will be required to withhold backup withholding tax if:

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  the payee fails to furnish a taxpayer identification number to the payer or to establish an exemption from backup withholding;

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  the IRS notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

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  a notified payee has been under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code; or

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  the payee has failed to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

        Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's federal income tax and may entitle the stockholder to a refund, provided that the stockholder furnishes the required information to the IRS.

        Non-U.S. Stockholders.    Generally, information reporting will apply to payments of distributions on Duke's stock, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of Duke's stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. Stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. Stockholder of Duke's stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. Stockholder's foreign status and has no actual knowledge to the contrary.

        Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you should consult your tax advisor regarding the information reporting requirements applicable to you.

Tax Aspects of the Operating Partnership

        General.    The Operating Partnership holds substantially all of Duke's investments. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Duke includes in its income its proportionate share of the these Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Duke includes its proportionate share of assets held by the Operating Partnership.

        Tax Allocations with Respect to the Properties.    Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which we refer to as a "book-tax difference." These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Consequently, the partnership agreement of the Operating Partnership requires allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

        In general, the partners who have contributed interests in appreciated properties to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a book-tax difference, all taxable income attributable to the book-tax difference generally will be allocated to the contributing partners, and Duke generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of the properties. This will tend to eliminate the book-tax difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Internal Revenue Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause Duke to be allocated lower depreciation and other deductions and possibly amounts of taxable income in the event of a sale of the contributed assets in excess of the economic or book income allocated to it as a result of the sale. This may cause Duke to recognize taxable income in excess of cash proceeds, which might adversely affect Duke's ability to comply with the REIT distribution requirements.

        Treasury Regulations under Section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including the "traditional method" that may leave some of the book-tax differences unaccounted for, or the election of certain methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. The Operating Partnership and Duke have determined to use the "traditional method" for accounting for book-tax differences with respect to the properties contributed to the Operating Partnership. As a result of this determination, distributions to stockholders will be comprised of a greater portion of taxable income and less return of capital than if another method for accounting for book-tax differences had been selected. The Operating Partnership and Duke have not determined which of the alternative methods of accounting for book-tax differences will be elected with respect to properties contributed to the Operating Partnership in the future.

        With respect to any property purchased by the Operating Partnership, this property initially will have a tax basis equal to its fair market value and Section 704(c) of the Internal Revenue Code will not apply.

        Basis in Operating Partnership Interest.    Duke's adjusted tax basis in its interest in the Operating Partnership generally:

  •
  will equal the amount of cash and the basis of any other property contributed to the Operating Partnership by Duke;

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  will increase by its allocable share of the Operating Partnership's income and its allocable share of debt of the Operating Partnership; and

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  will decrease, but not below zero, by Duke's allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to Duke, and constructive distributions resulting from a reduction in Duke's share of debt of the Operating Partnership.

        If the allocation of Duke's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of Duke's partnership interest in the Operating Partnership, the recognition of the excess loss will be deferred until such time and to the extent that Duke has an adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in Duke's share of the debt of the Operating Partnership (such decreases being considered a cash distribution to the partners) exceed Duke's adjusted tax basis, the excess distributions

(including such constructive distributions) constitute taxable income to Duke. This taxable income normally will be characterized as long-term capital gain if Duke has held its interest in the Operating Partnership for longer than one year, subject to reduced tax rates described above for non-corporate U.S. Stockholders, to the extent designated by Duke as a capital gain dividend. Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

        Sale of the Properties.    Duke's share of gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income also may have an adverse effect upon Duke's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether the Operating Partnership holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

State and Local Tax

        Duke and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property or reside. The tax treatment of Duke and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Duke's stock.

PLAN OF DISTRIBUTION

        We may sell the securities:

  •
  through underwriting syndicates represented by one or more managing underwriters;

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  to or through underwriters or dealers;

  •
  through agents; or

  •
  directly to one or more purchasers.

        We may distribute the securities from time to time in one or more transactions at:

  •
  a fixed price;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

        We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.

        In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us.

        Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than Duke's common stock, which is currently listed on the New York Stock Exchange. We currently intend to list any shares of common stock sold pursuant to this prospectus on the New York Stock Exchange. We may elect to list any series of debt securities, preferred stock or depositary shares on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.

        Under agreements we may enter into, we may indemnify underwriters, dealers and agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, or contribute with respect to payments that the underwriters, dealers or agents may be required to make.

        From time to time, we may engage in transactions with these underwriters, dealers and agents in the ordinary course of business.

        If indicated in the prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

LEGAL MATTERS

        Alston & Bird LLP, Raleigh, North Carolina has passed upon the validity of the securities offered by this prospectus.

EXPERTS

        The Consolidated Financial Statements and related Schedule of Duke and of the Operating Partnership as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, each incorporated herein by reference, have been incorporated herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended March 31, 2003 and 2002, and June 30, 2003 and 2002, incorporated by reference in this prospectus, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, and incorporated by reference in this prospectus, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 25049. Please call the SEC at (800) SEC-0330 for further information about the public reference facilities. These documents also may be accessed through the SEC's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the SEC's home page on the Internet (http://www.sec.gov). In addition, since some of our securities are listed on the New York Stock Exchange, you can read our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus is part of a registration statement that we have filed with the SEC. The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is terminated. We also specifically incorporate by reference any of these filings made after the date of the initial registration statement and prior to effectiveness of the registration statement.

  •
  Duke's annual report on Form 10-K for the year ended December 31, 2002;

  •
  The Operating Partnership's annual report on Form 10-K for the year ended December 31, 2002;

  •
  Duke's quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

  •
  The Operating Partnership's quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

  •
  Duke's current reports on Form 8-K dated October 9, 2002, July 24, 2003, August 25, 2003 and September 5, 2003;

  •
  The Operating Partnership's current reports on Form 8-K dated October 9, 2002, January 9, 2003, May 15, 2003 and September 5, 2003; and

  •
  The description of Duke's common stock included in Duke's registration statement on Form 8-A dated January 2, 1986, as amended.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  Investor Relations
  Duke Realty Corporation
  600 East 96th Street, Suite 100
  Indianapolis, Indiana 46240
  Telephone: (317) 808-6000

        We also maintain an Internet site at http://www.dukerealty.com at which there is additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

                  Shares

Depositary Shares
Each Representing 1/10th of a            % Series K
Cumulative Redeemable Preferred Share
(Par Value $0.01 Per Share)
(Liquidation Preference Equivalent to $25.00 per Depositary Share)

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
Morgan Stanley

Legg Mason Wood Walker Incorporated
UBS Investment Bank
Wachovia Securities

January     , 2004

QuickLinks

  Filed Pursuant to rule: 424(B)(3) File Number: 333-108557
TABLE OF CONTENTS Prospectus Supplement
FORWARD-LOOKING STATEMENTS
SUMMARY OF OFFERING
DUKE REALTY CORPORATION
USE OF PROCEEDS
CONCURRENT OPERATING PARTNERSHIP OFFERING
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF THE SERIES K PREFERRED SHARES AND DEPOSITARY SHARES
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS

ABOUT THIS PROSPECTUS
DUKE AND THE OPERATING PARTNERSHIP
USE OF PROCEEDS
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF COMMON STOCK
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION